Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2013 (September 23, 2013 as to the effects of the change of the name of the Company described in Note 14 and October 25, 2013 as to the effects of the ten to one reverse stock split and stock dividend described in Note 1), relating to the consolidated financial statements of CatchMark Timber Trust , Inc., formerly Wells Timberland REIT, Inc., and subsidiaries (the “Company”) appearing in the Company’s Current Report on Form 8-K dated October 25, 2013.

Atlanta, Georgia

October 25, 2013